Exhibit 99.1

NEWS RELEASE

For Immediate Release

EMERITUS LAUNCHES SECONDARY PUBLIC OFFERING

SEATTLE, WA, March 11, 2013 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced that it has launched a secondary public offering of common shares pursuant to a shelf registration statement on Form S-3 filed today with the Securities and Exchange Commission (the “SEC”) on behalf of certain selling shareholders for the offering of 7,973,600 common shares. Shares are being sold by AREA Property Partners, on behalf of funds they manage, our CEO and President, Granger Cobb, funds associated with Directors Daniel Baty and Stan Baty, and by Ray Brandstrom. In addition, the Company will grant the underwriters a 30-day option to purchase up to an additional 1,196,040 common shares. Any proceeds from the exercise of the underwriter’s option will be used for general corporate purposes, which may include repayment of outstanding debt.

The shelf registration statement relating to these securities was effective upon filing with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the registration statement can be accessed through the SEC’s website at www.sec.gov.

Goldman, Sachs & Co. will act as sole manager for the offering. The offering will be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained, when available, from: Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, Telephone: 1-866-471-2526, Facsimile: 1-212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.

About Emeritus

Emeritus Senior Living is the nation’s largest assisted living and memory care provider, with the ability to serve approximately 50,000 residents. Over 30,000 employees support more than 480 communities throughout 45 states coast to coast. Emeritus offers the spectrum of senior residential choices, care options and life enrichment programs that fulfill individual needs and promote purposeful living throughout the aging process. Emeritus’ common stock is traded on the New York Stock Exchange under the symbol ESC.

Contact:

Investor Relations

(206) 298-2909

Media Contacts:

Liz Brady

Liz.brady@icrinc.com

646-277-1226

Sari Martin

Sari.martin@icrinc.com

203-682-8345